UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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[ ]	Soliciting Material Pursuant to ss.240.14a-12

Culp, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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1823 Eastchester Drive
Post Office Box 2686
High Point, North Carolina 27261-2686
Telephone: (336) 889-5161

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD
September 18, 2012

TO OUR SHAREHOLDERS:

The Annual Meeting of Shareholders of Culp, Inc. (the “Company”) will be held at the Company’s corporate offices, 1823 Eastchester Drive, High Point, North Carolina, on Tuesday, September 18, 2012, at 9:00 a.m. local time, for the purpose of considering and acting on the following matters:

(1)	The election of five directors to serve until their successors are duly elected and qualified;

(2)	The ratification of the appointment of Grant Thornton LLP as the Company’s independent auditors for the current fiscal year;

(3)	An advisory vote on executive compensation (a Say on Pay vote); and

(4)	The transaction of such other business as may properly come before the meeting, or any adjournment or adjournments thereof.

Only shareholders of record as of the close of business on July 17, 2012 are entitled to notice of and to vote at the Annual Meeting and any adjournment or adjournments thereof.

Whether or not you expect to be present at the Annual Meeting, please complete, date and sign the enclosed form of proxy and return it promptly in the enclosed envelope.  If you attend the meeting, your proxy will be returned to you upon request.  You may also vote by telephone or on the Internet, as described in the proxy statement and on the proxy card.

The proxy statement accompanying this notice sets forth further information concerning the items listed above and the use of the enclosed proxy.  You are urged to study this information carefully.

The 2012 Annual Report of the Company also accompanies this notice.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on September 18, 2012:  The Proxy Statement and the Annual Report to Shareholders for the fiscal year ended April 29, 2012 are also available free of charge at www.culp.com.

By Order of the Board of Directors,

KENNETH R. BOWLING
Corporate Secretary

August 15, 2012

Proxy Statement

INTRODUCTION

This proxy statement is furnished to the shareholders of Culp, Inc. (sometimes referred to as the “Company”) by the Company’s Board of Directors in connection with the solicitation of proxies for use at the Annual Meeting of Shareholders of the Company to be held on Tuesday, September 18, 2012, at 9:00 a.m. at the Company’s corporate offices, 1823 Eastchester Drive, High Point, North Carolina, and at any adjournment or adjournments thereof.  Action will be taken at the Annual Meeting on the items described in this proxy statement, and on any other business that properly comes before the meeting.

This proxy statement, the accompanying form of proxy and the Company’s 2012 Annual Report to Shareholders are first being mailed to shareholders on or about August 15, 2012.  The Annual Report does not constitute “soliciting material” and is not to be deemed “filed” with the Securities and Exchange Commission.

Whether or not you expect to attend the Annual Meeting, please complete, date and sign the accompanying form of proxy and return it promptly to ensure that your shares are voted at the meeting.  Most shareholders have the choice of voting by completing the enclosed proxy card and mailing it in the postage-paid envelope provided, voting over the Internet or using a toll-free telephone number.  You should refer to the proxy card or the information forwarded by your bank, broker or other holder of record to see which voting options are available.  Shareholders who vote over the Internet may incur costs, such as telephone and Internet access charges, for which the shareholder is responsible.  The Internet and telephone voting facilities for eligible shareholders of record will close at 1:00 a.m. Central Daylight Time on September 18, 2012.  Specific instructions to be followed by any shareholder interested in voting via the Internet or telephone are shown on the enclosed proxy card.  The Internet and telephone voting procedures are designed to authenticate the shareholder’s identity and to allow shareholders to vote their shares and confirm that their instructions have been properly recorded.  In the event that the proxy card does not reference Internet or telephone voting information because the recipient is not the registered owner of the shares, the proxy card must be completed and returned in the self-addressed, postage-paid envelope provided.

If you hold your shares in street name it is critical that you cast your vote if you want it to count in the election of our director nominees (Proposal 1 of this proxy statement), and in the advisory vote on our executive compensation (a Say on Pay vote) (Proposal 3 of this proxy statement).  As a result of recent changes in regulations, your bank or broker is no longer allowed to vote your uninstructed shares on a discretionary basis on matters related to the election of directors or executive compensation.  Thus, if you hold your shares in street name and you do not instruct your bank or broker how to vote in the election of directors and the Say on Pay advisory vote, no votes will be cast on your behalf with respect to the proposals for which you did not provide voting instructions.  Your bank or broker will still have voting discretion on your uninstructed shares with respect to ratification of our independent auditors (Proposal 2 of this proxy statement) or routine matters that may properly come before the meeting.

Any shareholder giving a proxy may revoke it at any time before a vote is taken by:

●	duly executing a proxy bearing a later date;

●	executing a notice of revocation in a written instrument filed with the secretary of the Company; or

●	appearing at the meeting and notifying the secretary of the intention to vote in person.

Unless a contrary choice is specified, all shares represented by valid proxies that are received pursuant to this solicitation, and not revoked before they are exercised, will be voted for the election of all the director nominees named in this proxy statement, for ratification of the appointment of Grant Thornton LLP as the independent auditors of the Company for the current fiscal year, and for the Say on Pay shareholder resolution approving the Company’s executive compensation program.  The proxy also confers discretionary authority upon the persons named therein, or their substitutes, with respect to any other business that may properly come before the meeting.

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of common stock of the Company is necessary to constitute a quorum at the Annual Meeting and any adjournment thereof.  If a quorum is not present or represented at the Annual Meeting, the shareholders present and entitled to vote have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present or represented.  At any such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally notified.  A shareholder abstaining from the vote on a proposal and any votes not made or not permitted to be made by banks or brokers (broker non-votes) will be counted as present for purposes of determining whether a quorum is present, but will be counted as not having voted on the proposal in question.

With regard to the election of directors, shareholder may cast votes in favor of a nominee or withhold votes from a nominee, and directors will be elected by a plurality of the votes cast.  Votes that are withheld will be excluded entirely from the vote and will have no effect on the outcome of the election of directors.  Cumulative voting is not permitted.  With regard to ratification of Grant Thornton LLP as the Company’s independent auditors and approval of the Say on Pay shareholder resolution approving the Company’s executive compensation program, shareholders may vote for or against each proposal or abstain from voting, and each proposal will be approved if more votes are cast in favor of such proposal than are cast against it.  Abstentions and broker non-votes will have no effect on the outcome of the vote on any of these proposals.

Shareholders do not have dissenters’ rights with respect to any of the matters to be considered.

Although the advisory vote on the Company’s executive compensation program is non-binding, the Board will consider the outcome when considering future executive compensation decisions.

The Company will bear the entire cost of preparing this proxy statement and of soliciting proxies.  Proxies may be solicited by employees of the Company, either personally, by special letter, or by telephone.  However, Company employees will not be specifically compensated for these services.  The Company also will request brokers and others to send solicitation material to beneficial owners of the Company’s stock and will, upon request, reimburse their out-of-pocket costs.

VOTING SECURITIES

Only shareholders of record at the close of business on July 17, 2012 will be entitled to vote at the Annual Meeting or any adjournment or adjournments thereof.  The number of outstanding shares entitled to vote at the meeting is 12,678,779.  Shareholders are entitled to one vote for each share of the Company’s common stock.

The following table lists the beneficial ownership of the Company’s common stock with respect to each person known by the Company to be the beneficial owner of more than five percent of such common stock as of April 29, 2012 (fiscal year-end date).  The number of outstanding shares at April 29, 2012 was 12,702,806.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Outstanding Shares
Common stock, par value $.05 per share	Atlantic Trust and Robert G. Culp, III, jointly through the Robert G. Culp, Jr. Trust 100 Federal Street, 37th Floor Boston, MA 02110	1,603,888(1)	12.6%

	Robert G. Culp, III, outside of Robert G. Culp, Jr. Trust 903 Forrest Hill Drive High Point, NC 27262	504,990(2)	4.0%

	Total for Robert G. Culp, III 903 Forrest Hill Drive High Point, NC 27262	2,108,878(3)	16.6%

	R. Scott Asen and related entities 222 ½ E. 49th St. New York, NY 10017	1,584,078(4)	12.5%

	T. Rowe Price Associates, Inc. 100 East Pratt Street Baltimore, MD 21202	1,305,640(5)	10.3%

	Praesidium Investment Management Company, LLC 747 Third Avenue, 35th Floor New York, NY 10017	728,208(6)	5.7%

	John B. Baum and related entities 30201 Orchard Lake Road, Suite 107 Farmington Hills, MI 48334	692,150(7)	5.4%

(1)	All of these shares also are included in the total shares listed below for Robert G. Culp, III (see Note (3) below). These shares are held of record by Atlantic Trust for the benefit of:

Name	Amount of Shares*
Judith C. Walker, sister of Robert G. Culp, III	526,754
Harry R. Culp, brother of Robert G. Culp, III	315,379
Robert G. Culp, III	761,755
1,603,888
* Robert G. Culp, III has the right to vote and jointly (with Atlantic Trust) has the right to invest.

(2)
These shares do not include the shares listed above that also are beneficially owned by Atlantic Trust as trustee of the Robert G. Culp, Jr. Trust, all of which shares Robert G. Culp, III has the right to vote and jointly (with Atlantic Trust) has the right to invest (see Note (1) above).  These shares include 34,863 shares held of record by Susan B. Culp, the wife of Mr. Culp, the beneficial ownership of which shares Mr. Culp disclaims, approximately 23,370 shares owned by Mr. Culp through the Company’s 401(k) plan, and 8,000 shares subject to options owned by Mr. Culp that are immediately exercisable.  For purposes of this proxy statement, “immediately exercisable” options are those that are currently exercisable or exercisable within 60 days.

(3)
These shares include all of the shares listed above that are beneficially owned by Atlantic Trust as trustee of the Robert G. Culp, Jr. Trust, all of which shares Robert G. Culp, III has the right to vote and jointly (with Atlantic Trust) has the right to invest (see Note (1) above).  These shares also include all of the shares listed above that are beneficially owned by Robert G. Culp, III outside of the Robert G. Culp, Jr. Trust (see Note (2) above).

(4)
Based upon information obtained from a Schedule 13G/A filed with the Securities and Exchange Commission by R. Scott Asen (the “Reporting Person”) on January 31, 2012.  Includes 1,424,078 shares over which the Reporting Person has sole voting and dispositive power, and 160,000 shares held by certain Managed Accounts that receive certain advisory services from Asen and Co., of which the Reporting Person is president.  The Reporting Person disclaims beneficial ownership of 100,000 shares owned by a charitable foundation of which the Reporting Person is the sole trustee, as well as the 160,000 shares held by the Managed Accounts referenced above, except in each case to the extent of the Reporting Person’s pecuniary interest.

(5)
Based upon information obtained from a Schedule 13G/A filed with the Securities and Exchange Commission on February 9, 2012, and includes shares held by the T. Rowe Price Small-Cap Value Fund, Inc., which owns 902,000 shares, representing 7.1% of the shares outstanding.  T. Rowe Price Associates, Inc. (“Price Associates”) serves as investment advisor with power to direct investments and/or sole power to vote the securities.  For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(6)
Based upon information obtained from a Schedule 13D/A filed with the Securities and Exchange Commission on June 25, 2012.  Praesidium Investment Management Company, LLC (“Praesidium”) is investment manager to certain managed accounts and investment fund vehicles on behalf of investment advisory clients, and has the power to vote 636,109 shares.  Praesidium disclaims beneficial ownership of such shares.  The Schedule 13D/A referenced above states that Kevin Oram and Peter Uddo “may be deemed to control” Praesidium, which is the entity that has the power to vote and invest shares.

(7)
Based upon information obtained from a Schedule 13G/A filed with the Securities and Exchange Commission on March 29, 2011, on behalf of Paulette R. Baum Revocable Living Trust u/a/d 7/21/98 (c/o John B. Baum, Trustee) (the “Trust”) and upon information provided to the Company by Mr. Baum.  The Trust directly owns 692,150 shares (consisting of 612,500 shares in the Trust, and 79,650 shares related to IRAs over which the Trust has direct control).

PROPOSAL 1:  ELECTION OF DIRECTORS

The number of directors constituting the Board has been fixed at five in accordance with the Company’s bylaws.  Under the Company’s bylaws, directors are elected at each annual meeting and hold office for a one-year term or until their respective successors are elected and have qualified.  The terms of all five directors expire at the 2012 Annual Meeting, and thus five directors will be elected for a one-year term at the 2012 Annual Meeting.

In the absence of specifications to the contrary, proxies will be voted for the election of each of the five nominees listed in the table below, and an equal number of votes will be cast for each nominee.  In no case will proxies be voted for more than five nominees.  The persons who receive the highest number of votes for election at the Annual Meeting will be elected as directors.  If, at or before the time of the meeting, any of the nominees becomes unavailable for any reason, the proxy holders have the discretion to vote for a substitute nominee or nominees.  The Board currently knows of no reason why any of the nominees listed below is likely to become unavailable.

NOMINEES, DIRECTORS AND EXECUTIVE OFFICERS

Nominees:

ROBERT G. CULP, III is one of the founders of the Company and was executive vice president and secretary until 1981 when he was elected by the Board to serve as president. The Board elected Mr. Culp chief operating officer in 1985 and chief executive officer in 1988, and he held that position until 2007.  In 1990, the Board of Directors elected Mr. Culp Chairman of the Board, and he continues to serve in that role.  Mr. Culp currently serves as a member of the board of directors of Old Dominion Freight Line, Inc. in Thomasville, North Carolina.  He is the father of Robert G. Culp, IV.

Mr. Culp, as one of the Company’s founders, has intimate knowledge of the Company and its development, as well as the furniture and bedding industries.  He has strong relationships throughout the Company’s industries, and brings extensive knowledge and skills for marketing fabrics, as well as executive and management experience.

FRANKLIN N. SAXON has been employed by the Company since 1983, serving in various capacities, including chief financial officer from 1985 to 1998.  In 1998, Mr. Saxon was elected president, Culp Velvets/Prints division.  From 2001 through 2004, Mr. Saxon served as executive vice president, chief financial officer and president, Culp Velvets/Prints division.  The Board elected Mr. Saxon president and chief operating officer of the Company in 2004.  He was elected as president and chief executive officer in 2007.

Mr. Saxon has very strong knowledge about the Company and its business, having been employed with Culp since before it became a public company.  He developed management and executive skills in a number of leadership roles in the Company before being named CEO.  He also has extensive financial management expertise, having worked in public accounting before joining the Company, and serving as the Company’s chief financial officer for many years.

PATRICK B. FLAVIN is the retired president and chief investment officer of Flavin, Blake & Co., Inc., an investment management company.

Mr. Flavin has enjoyed a long career in investments and finance, and he brings to the Company strong skills in accounting, financial analysis and risk management as a Chartered Financial Analyst.  He has substantial experience analyzing the financial performance of companies in the furniture and bedding industries.  Mr. Flavin also has international business knowledge, based upon prior overseas employment in the financial services industry.

KENNETH R. LARSON is owner and chief executive officer of Slumberland Furniture in Little Canada, Minnesota, a home furnishings retailer with 125 stores in a twelve-state area.

Mr. Larson brings to the Company deep knowledge about retail and marketing environments in bedding and furniture, having founded and grown a large retailer of these products.  He also has substantial executive and management expertise through the company he founded and led for many years, and additional oversight experience through service on over 10 non-profit boards.

KENNETH W. MCALLISTER has been member/manager of The McAllister Firm, PLLC, a law firm, since January 2004.  He was a senior executive vice president and general counsel of Wachovia Corporation, a bank holding company, from 1997 until his retirement in 2001, and served as general counsel since joining Wachovia in 1988.  Mr. McAllister served as United States Attorney for the Middle District of North Carolina from 1981 to 1986. He is a director of High Point Bank Corporation, High Point Bank and Trust Co., and Lawyers Mutual Liability Insurance Company of North Carolina, of which he has served as chairman since May 1, 2012.

Mr. McAllister has extensive corporate governance and legal knowledge, as well as regulatory compliance experience, having served as general counsel of a large public corporation, and as a director of several other organizations.  He has strong knowledge of the financial services industry, and substantial knowledge about the furniture and bedding industries through his lifelong involvement in the High Point and Triad communities in North Carolina.

Non-Director Executive Officers:

ROBERT G. CULP, IV has been employed by the Company since 1998 and has served in various capacities.  The Board elected Mr. Culp as president of the Culp Home Fashions division in June 2004.  He is the son of Robert G. Culp, III.

KENNETH R. BOWLING joined the Company in 1997 as controller for the Culp Velvets/Prints division.  He was promoted to corporate controller in 2001 and was named corporate controller and assistant treasurer in 2002.  In 2004, he was promoted to vice president, finance and treasurer.  Mr. Bowling became the Company’s chief financial officer in 2007 and corporate secretary in 2008.

THOMAS B. GALLAGHER, JR. joined the Company in 2005 as assistant controller.  He was promoted to controller in 2006, and in 2007, he was elected corporate controller, assistant treasurer and assistant secretary.  Previously he had been senior audit manager with the accounting firm of BDO Seidman, LLP.

The following table sets forth certain information with respect to the nominees for election to the Board of Directors, persons who were directors and executive officers of the Company as of April 29, 2012 and all executive officers, directors and nominees of the Company as a group, a total of 8 persons, as of April 29, 2012:

Name and Age	Position with Company (1)	Year Became Director	Year Term Expires	Shares and Percent of Common Stock Beneficially Owned As of April 29, 2012	Notes
Directors and Executive Officers

Robert G. Culp, III, 65	Chairman of the Board, Director	1972	2012	2,108,878 16.6%	(2)

Franklin N. Saxon, 60	President and Chief Executive Officer, Director	1987	2012	382,831 3.0%	(3)

Patrick B. Flavin, 65	Director	1999	2012	30,988*	(4)

Kenneth R. Larson, 69	Director	2004	2012	79,938*	(5)

Kenneth W. McAllister, 63	Director	2002	2012	37,688*	(6)

Robert G. Culp, IV, 41	President, Culp Home Fashions Division	N/A	N/A	82,946*	(7)

Kenneth R. Bowling, 50	Vice President and Chief Financial Officer, Treasurer and Corporate Secretary	N/A	N/A	21,674*	(8)

Thomas B. Gallagher, Jr., 40	Corporate Controller, Assistant Treasurer and Assistant Secretary	N/A	N/A	600*	(9)

All executive officers, directors and nominees as a group (8 persons)	N/A	N/A	N/A	2,745,543 21.6%	(10)

*	Less than one percent.

(1)	Officers of the Company were elected by the Board of Directors in June 2012.

(2)
Includes 1,603,888 shares held of record by Atlantic Trust for the benefit of Robert G. Culp, III, Judith C. Walker and Harry R. Culp, all of which shares Robert G. Culp, III has the right to vote and jointly (with Atlantic Trust) has the right to invest; 34,863 shares held of record by Susan B. Culp, wife of Robert G. Culp, III, the beneficial ownership of which shares Mr. Culp disclaims; 8,000 shares subject to options owned by Mr. Culp that are immediately exercisable; and approximately 23,370 shares owned by Mr. Culp through the Company’s 401(k) plan.

(3)
Includes 60,000 shares of time-vested restricted common stock owned by Mr. Saxon, which vest in equal one-third installments on July 1, 2012, 2013, and 2014; 60,000 shares of time-vested restricted common stock owned by Mr. Saxon, which vest in equal one-third installments on May 1, 2012, 2013, and 2014; 64,000 shares subject to options owned by Mr. Saxon that are immediately exercisable; approximately 69,522 shares owned by Mr. Saxon through the Company’s 401(k) plan; and approximately 316 shares owned by Mr. Saxon through the Company’s IRA  rollover plan.

(4)	Includes 5,750 shares subject to options owned by Mr. Flavin that are immediately exercisable.

(5)	Includes 2,000 shares subject to options owned by Mr. Larson that are immediately exercisable.

(6)	Includes 7,625 shares subject to options owned by Mr. McAllister that are immediately exercisable.

(7)
Includes 20,000 shares of time-vested restricted common stock owned by Mr. Culp, IV, which vest in equal one-third installments on July 1, 2012, 2013, and 2014; 15,000 shares of time-vested restricted common stock owned by Mr. Culp, IV, which vest in equal one-third installments on May 1, 2012, 2013, and 2014; 15,000 shares subject to options owned by Mr. Culp, IV that are immediately exercisable; approximately 3,826 shares owned by Mr. Culp, IV through the Company’s 401(k) plan; and approximately 29,120 shares owned jointly by Mr. Culp, IV and his spouse.

(8)
Includes 10,000 shares of time-vested restricted common stock owned by Mr. Bowling, which vest in equal one-third installments on May 1, 2012, 2013, and 2014; 8,500 shares subject to options owned by Mr. Bowling that are immediately exercisable; and approximately 3,174 shares owned by Mr. Bowling through the Company’s 401(k) plan.

(9)	Includes 600 shares subject to options owned by Mr. Gallagher that are immediately exercisable.

(10)	Includes 111,475 shares subject to options owned by certain officers, directors and nominees that are immediately exercisable.

The Board of Directors recommends a vote “FOR” the five nominees listed above as directors.

CORPORATE GOVERNANCE

Corporate Governance Guidelines and Committee Charters

The Board of Directors has approved Corporate Governance Guidelines, with the goal of providing effective governance of the Company’s business and affairs for the benefit of shareholders.  The Corporate Governance Guidelines are available on the Company’s website at www.culp.com in the “Investor Relations/Governance” section and are available in print to any shareholder upon request.  In addition, the charters for the Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee are also included in the “Investor Relations/Governance” section of the Company’s website and are available in print to any shareholder upon request.

Director Independence

The Board believes that independent directors should comprise a majority of the Board, and the Company’s Corporate Governance Guidelines (as well as New York Stock Exchange rules) require that a majority of the Company’s Board be independent.  To be considered independent, a director must be determined, by resolution of the Board as a whole, to have no material relationship with the Company other than as a director.  These determinations are made annually.  In each case, the Board considers all relevant facts and circumstances and applies the independence standards of the New York Stock Exchange.  In addition, the Board has adopted the following categorical standards, which are included in the Company’s Corporate Governance Guidelines, to assist in the determination of director independence.  These categorical standards conform to, or are more exacting than, the independence requirements in the New York Stock Exchange listing standards:

(i)	Disqualifying Relationships – A director will not be considered independent if any of the following has occurred within the preceding three years:

●	the director was employed by the Company

●	the director’s immediate family member was employed by the Company as an executive officer

●
the director or the director’s immediate family member received more than $25,000 per year in direct compensation from the Company (other than director’s fees and pension or other forms of deferred compensation for prior service with the Company)

●	the director was affiliated with or employed by the Company’s independent auditor

●	the director’s immediate family member was affiliated with or employed by the Company’s independent auditor as a partner, principal, manager, or in any other professional capacity

●
an executive officer of the Company was on the compensation committee of the board of directors of a company that employed either the director or the director’s immediate family member as an executive officer

(ii)	Commercial Relationships – The following commercial relationships will not be considered to be material relationships that would impair a director’s status as being independent:

●
the director is an executive officer or employee or director of one of the Company’s suppliers or customers whose annual sales to, or purchases from, the Company are less than one percent of the annual revenues of the customer or supplier

●
the director’s immediate family member is an executive officer or director of one of the Company’s suppliers or customers whose annual sales to, or purchases from, the Company are less than one percent of the annual revenues of the customer or supplier

●
the director or the director’s immediate family member is an executive officer of another company that is indebted to the Company, or to which the Company is indebted, and the total amount of either company’s indebtedness to the other is less than one percent of the total consolidated assets of the company he or she serves as an executive officer

(iii)
Charitable Relationships – The following charitable relationship will not be considered to be a material relationship that would impair a director’s independence: if a director of the Company, or a member of a director’s immediate family, serves as an executive officer of a charitable or other not-for-profit organization, and the Company’s charitable contributions to the organization, in the aggregate, are less than two percent of that organization’s total revenues during its most recent fiscal year.

(iv)	Stock Ownership – Ownership of a significant amount of the Company’s stock does not necessarily preclude a determination of independence.

Applying the independence standards described above, the Board has determined that the following current directors and/or nominees are independent within the meaning of the listing standards of the New York Stock Exchange and the Company’s categorical standards of independence:  Messrs. Flavin, Larson and McAllister.  These determinations are based primarily on a review of the responses of our directors to questions regarding employment and compensation history, affiliations and family and other relationships, and on discussions with directors. In that regard, the Board considered the Company’s charitable contribution of $10,000 over three years ($3,333 in fiscal 2011 and $3,333 in fiscal 2012) to the capital campaign of a non-profit organization that Mr. McAllister served as president, and determined that the contribution was not material for purposes of determining Mr. McAllister’s independence.

Board Leadership Structure and Lead Director; Executive Sessions of Independent Directors

The roles of Chairman of the Board and Chief Executive Officer are filled separately by two individuals, both of whom are executive officers.  The Board believes it should have flexibility to decide whether it is best for the Company at a given point in time for the roles of the Chief Executive Officer and Chairman of the Board to be separate or combined and, if separate, whether the Chairman should be selected from the independent directors or be an employee.  The Board believes that the complementary leadership skills of Mr. Culp, III as Chairman and Mr. Saxon as CEO are currently serving the Board and the Company well.

Independent Board members meet separately from the other directors at regularly scheduled executive sessions, without the presence of management directors or executive officers of the Company (except to the extent that the independent directors request the attendance of any executive officers).  These meetings normally occur quarterly.  The independent directors have designated a “lead director” to preside at these meetings, to advise management and to otherwise act as a liaison between the independent directors and the Company’s management.  Mr. McAllister has served as lead director since 2006.

Director Attendance at Annual Meetings

Directors are expected to attend the Company’s Annual Meeting of Shareholders absent exceptional cause.  All directors then on the Board except Mr. Larson attended the 2011 Annual Meeting of Shareholders.

Risk Oversight

The Board oversees risk-assessment in a number of ways, both as a full Board and through its committees.  The Board assesses enterprise risk as it reviews and directs the Company’s strategic plans and decisions, both for operational and financial matters.  The Board as a whole, in executive sessions and in meetings with management, assesses risks faced by the Company and evaluates ways to mitigate those risks.  The Audit Committee has the responsibility to review and discuss with management, and with the internal auditor and the independent auditor, as appropriate, issues regarding the Company’s risk assessment and risk management policies, including the Company’s major financial risk exposure and the steps management has taken to monitor and mitigate such exposure.  In addition, the Compensation Committee assesses the Company’s compensation policies and practices to ensure that compensation arrangements do not provide incentives that create risks that are reasonably likely to have a material adverse effect on the Company.

Code of Business Conduct and Ethics

The Company has adopted a written Code of Business Conduct and Ethics that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer and controller.  The Code is available on the Company’s website at www.culp.com under the “Investor Relations/Governance” section and is available in print to any shareholder who requests it.  The Company will disclose on its website or by the filing of a Form 8-K any substantive amendments to or waivers granted under the Code with regard to executive officers.

Communications with Directors

The Company and the Company’s Board of Directors believe it is important that a direct and open line of communication exist between the Company’s Board of Directors and its shareholders and other interested parties.  Any shareholder or other interested party who desires to contact the Company’s directors may send a letter to the following address:

Culp, Inc. Board of Directors
c/o Corporate Secretary
P.O. Box 2686
High Point, North Carolina  27261-2686

Communications to directors will be handled by the office of the Corporate Secretary and forwarded as soon as practicable to the lead director designated by the independent directors.

The Company also has a separate policy that allows shareholders, employees or other interested parties to communicate with the Chairman of the Audit Committee of the Board of Directors to report complaints or concerns regarding accounting, internal accounting controls, or audit matters.  More details about this policy are available on the Company’s internet website at www.culp.com, in the “Investor Relations/Governance” section under the heading “Complaint Procedures for Accounting, Internal Accounting Controls, or Auditing Matters.”

Director Nomination Process

The Corporate Governance and Nominating Committee is responsible for selecting persons to be recommended to the Board to fill vacancies on the Board, as well as persons to be recommended to the Board to be submitted to the shareholders as nominees for election as directors of the Company.  The charter of the Corporate Governance and Nominating Committee sets forth the specific responsibilities and duties of that committee, and a copy of the charter may be found on the Company’s internet website at www.culp.com, in the “Investor Relations/Governance” section.  Among other things, the charter requires that the Corporate Governance and Nominating Committee consist of not less than three directors, each of whom must be independent as determined by the Board of Directors and as defined by New York Stock Exchange rules.  All of the current members of the Corporate Governance and Nominating Committee are independent directors.

The goal of the Corporate Governance and Nominating Committee is to create a Board that will demonstrate competence, objectivity, and the highest degree of integrity on an individual and collective basis.  In evaluating current members and new candidates, the Corporate Governance and Nominating Committee considers the needs of the Board of Directors in light of the current mix of director skills and attributes.  In accordance with the Corporate Governance Guidelines adopted by the Board, the Corporate Governance and Nominating Committee will seek a diversity of skills and backgrounds among directors in assessing candidates for membership on the Board.  The Corporate Governance and Nominating Committee will seek candidates who possess honesty and integrity, sound business judgment, financial literacy, strategic and analytical insight, and the ability to commit an adequate amount of time to make a productive contribution to the Board and the Company.  In addition, the Corporate Governance and Nominating Committee will seek to assure that one or more Board members possess each of the following characteristics: knowledge and experience in the Company’s industry, management experience, international business knowledge, expertise in accounting or financial analysis, and regulatory compliance expertise.  When the Corporate Governance and Nominating Committee is considering current Board members for nomination for reelection, the committee also considers prior Board contributions and performance, as well as attendance records for Board and committee meetings.

The Corporate Governance and Nominating Committee may seek input from other members of the Board and management in identifying and attracting director candidates who meet the criteria outlined above.  In addition, the committee may use the services of consultants or a search firm, although it has not done so in the past.  Recommendations from shareholders for nominees to the Board of Directors will be considered by the Corporate Governance and Nominating Committee if made in writing addressed to the Company’s Secretary at the Company’s main office.  In order to be considered, such recommendations must be received at least 60 days prior to the date of the meeting at which directors are to be elected.  Submissions should include information regarding a candidate’s background, qualifications, experience, and willingness to serve as a director.  Based on a preliminary assessment of a candidate’s qualifications, the Corporate Governance and Nominating Committee may conduct interviews with the candidate and request additional information from the candidate.  The committee uses the same process for evaluating all nominees, including those recommended by shareholders.

BOARD COMMITTEES AND ATTENDANCE

There are four standing committees of the Board of Directors: Executive Committee, Audit Committee, Compensation Committee, and Corporate Governance and Nominating Committee.  Each of the members of the Company’s Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee (and any director who served on such committees at any time during the fiscal year) has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) and is independent within the meaning of the director independence standards set forth in the regulations of the New York Stock Exchange and the Company’s categorical standards of independence.  Also, each of the members of our Audit Committee is “independent” for purposes of Section 10A(m)(3) of the Securities Exchange Act of 1934.  The written charters of the Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee are available on our website at www.culp.com in the “Investor Relations/Governance” section.

Executive Committee

The Executive Committee, the members of which are Messrs. Culp (Chairman), Saxon and McAllister, may exercise the full authority of the Board of Directors when the Board is not in session, except for certain powers related to borrowing and electing certain officers, and other powers that may not lawfully be delegated to Board committees.  Under current management practices, the Executive Committee exists mainly to act in place of the Board in cases where time constraints or other considerations make it impractical to convene a meeting of the entire Board or to obtain written consents from all Board members.  The Executive Committee did not hold any formal meetings during fiscal 2012, and all significant management decisions requiring action by the Board of Directors were considered and acted upon by the full Board.

Audit Committee

The Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of the independent auditors of the Company, and must pre-approve all services provided.  The committee discusses and reviews in advance the scope and the fees of the annual audit and reviews the results thereof with the independent auditors. The auditors meet with the committee to discuss audit and financial reporting issues. The committee reviews the Company’s significant accounting policies, internal accounting controls, reports from the Company’s internal auditor, quarterly financial information releases, Quarterly Reports on Form 10-Q, the Annual Report to shareholders, and the Annual Report on Form 10-K filed with the Securities and Exchange Commission.  In addition, the committee reviews and approves all significant transactions between the Company and any related party, and reviews the Company’s risk assessment and risk management policies.

Members of the Audit Committee are Messrs. Flavin (Chairman), Larson and McAllister.  The Board of Directors has determined that all members of the Audit Committee are financially literate as defined by the rules of the New York Stock Exchange.  In addition, the Board has determined that Mr. Flavin qualifies as an “audit committee financial expert” for purposes of the rules and regulations of the Securities and Exchange Commission adopted pursuant to the Sarbanes-Oxley Act of 2002.

Compensation Committee

The Compensation Committee reviews the performance of the chief executive officer and determines the chief executive officer’s compensation after consulting with the Board of Directors.  The Compensation Committee performs the same functions with regard to other executive officers after consulting with the chief executive officer.  The committee also makes recommendations to the Board regarding incentive compensation plans and equity-based plans, and it administers the incentive compensation and equity-based plans after they are adopted.  In performing its obligations, the Compensation Committee regularly meets with and consults with the chief executive officer, and occasionally other executive officers, to receive their recommendations regarding executive compensation.

In fiscal 2012, the Compensation Committee engaged John Bloedorn as a third party advisor to provide advice, research, evaluation and design services related to executive compensation.  Mr. Bloedorn provided advice to the Compensation Committee on market trends and best practices in executive compensation, the structure and design of the Company’s compensation program, and the relationship between executive compensation and Company performance.  Mr. Bloedorn also assisted the Compensation Committee in redefining the list of peer companies the Compensation Committee uses to compare the Company’s pay practices and levels to those of other companies within our industry or related industries. During fiscal 2012, Mr. Bloedorn did not provide any services to the Company other than the assistance it provided to the Compensation Committee.

The committee’s charter does not address its ability to delegate its authority to others, and although it may have such power, in practice the Compensation Committee approves all final decisions regarding changes in the compensation of executive officers.  The members of this committee are Messrs. Larson (Chairman), Flavin and McAllister.

Corporate Governance and Nominating Committee

The current members of the Corporate Governance and Nominating Committee are Messrs. McAllister (Chairman), Larson and Flavin.  The committee reviews and recommends to the Board candidates for appointment to fill vacancies on the Board as well as candidates for selection as director nominees for election by shareholders. The Corporate Governance and Nominating Committee also considers and makes recommendations to the Board on other matters relating to the size and function of the Board and its committees, to the Board’s policies and procedures, and to corporate governance policies applicable to the Company.

Attendance

During the fiscal year ended April 29, 2012, the Board of Directors had eleven meetings; the Audit Committee had twelve meetings; the Compensation Committee had six meetings; and the Corporate Governance and Nominating Committee had four meetings.  Each Board member attended at least 75% of the aggregate number of the meetings of the Board of Directors and of the committees on which he served.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Overview and Objective

The primary purpose of our executive compensation program is to support the corporate business goals of increasing our earnings, return on capital and shareholder value.  We believe the best way to accomplish this purpose is to focus the program on these objectives:

●	Embracing a pay for results philosophy. Total pay will be directly aligned with Company performance success through the use of management incentives;

●	Attracting and retaining management with the skills to lead the Company successfully;

●	Fairly compensating management for their service to our Company, which helps to retain and motivate them; and

●	Aligning the long-term interests of management with those of our shareholders.

Our Compensation Committee’s policy is to provide compensation for our executive officers that represents conservative salaries coupled with challenging performance based incentives.  As such, our executive compensation program is sensitive to:

(1)	The compensation paid to executive officers at comparable companies, but accomplished through lower salaries and higher incentive opportunities,

(2)	Each individual officer’s assessed performance contribution to our Company, and

(3)	Our financial results compared to challenging performance targets.

The committee relies on the first two of these factors in setting annual base salaries for executive officers and in making decisions about overall compensation packages for our executives.  The committee links the third factor to executive officer compensation through annual incentives and periodic grants of equity awards to executive officers, some of which are tied to financial performance measures.

Our corporate culture and compensation philosophy calls for rewarding successful results, rather than effort, through performance-based and variable incentives.  Our compensation program is intended to support the following:

●	a balanced time perspective as relates to the long-term and the short-term;

●	being more team oriented than individual accountability oriented;

●	continuing to be a market leader in terms of product innovation within our industry;

●	prudent/calculated risk taking;

●	a planned and disciplined approach to managing the business;

●	decision making that is decentralized as pertains to sales, marketing and operations; and centralized as pertains to strategic matters;

●	progressing as a professionally managed company without losing our entrepreneurial spirit;

●	maintaining a strong focus on growth, return on capital and shareholder returns;

●	being more externally competitive than internally equitable with respect to compensation; and

●	viewing compensation expenditures as an investment rather than just a cost.

Compensation Elements

The following elements made up the compensation program for our executive officers, including all of the executive officers listed in the Summary Compensation Table on page 21 (whom we refer to as the “named executive officers”):

Element	Form of compensation	Purpose	Performance criteria
Base salary	Cash	Providing a competitive but conservative level of fixed compensation that is attractive enough to retain skilled management	Not performance-based

Annual incentive bonus	Cash	Creating an incentive for executive officers to direct their efforts toward achieving specified financial goals for the Company	Economic value added (EVA)

Long-term incentive awards	Stock options, restricted stock, restricted stock units, and other equity-based awards	Creating a strong financial incentive for meeting or exceeding long-term financial goals, rewarding past performance, recognizing promotions and encouraging an equity stake in our Company	Common stock price and in certain cases cumulative operating income or return on capital

Health and welfare plans
Eligibility to receive available health and other welfare benefits paid for, in whole or in part, by the Company, including broad-based medical, life insurance and disability plans and a severance plan
		Providing a competitive, broad-based employee benefits structure	Not performance-based

Retirement plans	Eligibility to participate in, and receive Company contributions to, our 401(k) plan (available to all employees) and, for certain officers, a supplemental deferred compensation plan	Providing competitive retirement-planning benefits to attract and retain skilled management	Not performance-based

Perquisites	Automobile allowance or lease, plus business club dues for our Chairman	Providing limited business related perquisites	Not performance-based

Severance protection plan	Eligibility to receive cash severance in connection with termination in anticipation of or within a period after a change of control	Providing a competitive compensation package and ensuring continuity of management in the event of any actual or threatened change in control of our Company	Not performance-based

Peer Comparison Group

Periodically the Compensation Committee has compared the Company’s pay practices and levels of pay to those of other companies within our industry or related industries from which we might seek or possibly could lose management talent.  The Committee views such data to be useful information but does not believe such data should be deemed the best and final determinant of its compensation decision-making.  Indeed, it is the Committee’s objective to make prudent distinctions between Culp’s executive compensation program and the norms of our industry in order to adopt a more effective compensation program.

Since it had been a number of years since detailed data had been gathered for the Committee, during fiscal 2012 the Committee undertook to re-define the group of comparable or peer companies that it reviewed in connection with analyzing compensation levels for Company executives.  The Committee engaged a compensation consultant to advise it about a number of compensation-related issues, including development of an appropriate list of peer companies.  The consultant identified a list of 20 companies in the same or related industries as the Company.  Because some of these 20 companies were significantly larger than our Company (measured by revenues), a smaller group of 13 companies was identified by excluding the seven largest companies in the group.  The group of 13 companies has median revenue that is comparable to our revenue, and for that reason the compensation information from the group of 13 peer companies was given more weight in the Committee’s analysis.

The group of 13 companies is as follows:

American Woodmark Corp.
Crown Craft, Inc.
Delta Apparel, Inc.
Flexsteel Industries, Inc.
Haverty Furniture Companies, Inc.
Hooker Furniture Corp.
International Textile Group
Oxford Industries, Inc.
Stanley Furniture Company, Inc.
Superior Uniform Group, Inc.
The Dixie Group
The Hallwood Corp, Inc.
US Home Systems, Inc.

The seven companies added to the group above to form the group of 20 peer companies are as follows:

Albany Industries
Ethan Allen Global, Inc.
Interface, Inc.
Knoll, Inc.
Polymer Group, Inc.
Select Comfort Corp.
Unifi, Inc.

Base Salary

Our Compensation Committee considers base salaries to be a fixed expense and sets them conservatively for our named executive officers.  In doing so, consideration is given to:

(1)           base salaries paid to executive officers at comparable companies, and

(2)           each individual officer’s assessed performance contribution to our Company.

In setting base salaries, the Committee has sought to set annual amounts that are generally somewhat below the average amounts at comparable peer companies, in keeping with our philosophy to pay conservative salaries and allow executives the opportunity to earn significant additional compensation through performance-based incentive compensation.  In that regard, the Committee has gathered information about compensation levels at a group of comparable companies and calculated averages, medians, and estimated percentile ranks for various compensation amounts as compared to the group.  The Committee focused particularly on the Company’s three highest paid executives, finding that the salaries paid to these officers are somewhat below the levels paid at comparable companies, consistent with our compensation philosophy with regard to salary.

In setting salaries for fiscal 2012, the committee conducted an informal review of published compensation information from various companies, but no formal compilation of that information was made.  The knowledge gained, along with the compensation philosophy described above, was used to set base salaries for fiscal 2012.  The analysis of more detailed peer company information conducted during fiscal 2012 confirmed that the base salaries of our top executives during fiscal 2012 were consistent with our compensation philosophy.  In setting base salaries for the named executive officers, the Committee also considers each officer’s performance and contribution to our Company in the prior fiscal year, along with Company financial performance.  The Committee determined that each of the named executive officers performed satisfactorily during fiscal 2011 and approved salary increases for our named executive officers that ranged from two to nine percent for fiscal 2012.

Annual Incentive Bonus

The Compensation Committee took action in fiscal 2011 to significantly change our annual incentive bonus program for executives, and the concepts adopted were largely carried forward into the fiscal 2012 annual incentive plan.  The former Management Incentive Plan based bonus amounts on achieving targets related to operating income, net sales, and free cash flow.  Beginning in fiscal 2011, the annual incentive plan was changed so that it now provides potential bonus payments to the award recipients based upon an economic value added (EVA) performance measure.

The EVA model for the annual incentive plan was continued in fiscal 2012 with two changes.  First, an election to receive a portion of the annual incentive in the form of restricted stock was eliminated.  Secondly, the maximum award opportunity was reduced from three times to two times a target award.

The awards under the plan provide for bonuses based upon the EVA of the entire Company in the case of corporate senior officers and managers, and upon the EVA of one of the Company’s two divisions (upholstery fabrics and mattress fabrics) in the case of management of each of the respective divisions.  Messrs. Culp, III, Saxon, Bowling and Gallagher participate in the plan that awards bonuses based upon the EVA of the Company, and Mr. Culp, IV participates in the plan that awards bonuses based upon the EVA of the Culp Home Fashions (CHF) division.

To the extent that EVA is produced by a reporting unit in a fiscal year, a sharing percentage is used to determine the bonus pool for the award recipients from that reporting unit.  The bonus pool is divided among the recipients from the reporting unit in accordance with proportions established by the Compensation Committee.  The Committee has also established a target amount of EVA for each reporting unit.  The sharing percentage for award recipients increases if the reporting unit achieves EVA above the target level.

The bonuses paid pursuant to the annual incentive plan are subject to a “clawback” provision, which states that if the relevant reporting unit’s financial results are restated in a future year and the bonus amount would have been lower using the restated results, all bonus awards are recalculated using the restated financial results, and any excess bonus paid or awarded must be returned to the Company by the award recipient.  Bonus amounts earned under the EVA annual incentive plan for fiscal 2012 were paid in cash.

The bonus amounts paid under this plan to our named executive officers are reflected in the Summary Compensation Table in the “Non-Equity Incentive Compensation” column.  For our named executive officers who participated in the plan, the target levels of EVA and potential bonus payments, as well as actual results achieved, are described in the “Grants of Plan-Based Awards” section following the Summary Compensation Table.

In addition to the incentive bonus under the plan based on EVA, Mr. Culp, IV also participates in an incentive plan that can result in additional bonus of up to $10,000 per fiscal quarter to Mr. Culp, IV based on the CHF division achieving certain levels of improvement in inventory turns.

Long-Term Incentive Awards

For a number of years, the Compensation Committee had used stock options and other equity awards as a tool for aligning executive officers’ long-term interests with those of our shareholders, thereby giving the officers a strong personal incentive to help us meet or exceed our long-term financial goals and increase shareholder return.  In prior years, the committee periodically approved the grant of stock options to management and other key employees, including all of the named executive officers.  Our current stock option plans require that all options be granted at exercise prices that are at or above the fair market value of our common stock at the time of grant.  This means that option recipients will not realize any value for their options unless our stock price increases.  In addition, options have been granted with provisions that they will only become exercisable in increments over a period of time, so optionees must remain employed for a significant additional period before realizing any value for their options.

However, no stock options, restricted stock, or performance-based stock units were awarded to our named executive officers during fiscal 2011 or fiscal 2012.  An analysis conducted by the Committee and our compensation consultant in fiscal 2012 showed that  long-term incentive compensation would be needed to bring the total compensation of our senior executives to levels  consistent with the various elements of our overall compensation strategy.  These elements include conservative salaries, challenging incentives that provide opportunities for meaningful performance-based annual bonuses, and a longer term component that rewards contributions of our executives over time, all resulting in total compensation levels that are at or slightly below those of executives of companies in our peer group.  Consequently, the Committee took action early in fiscal 2013 to grant long-term incentive awards to four individuals, three of whom are named executive officers, as described below in “Consideration of Shareholder Advisory Vote and Changes for Fiscal 2013”.

In making long-term incentive decisions with respect to any individual, the Committee generally considers the individual’s level of responsibility and/or ability to affect our stock price or other performance measures such as earnings, operating income, or return on capital.  The number of equity awards granted is based upon the Committee’s assessment of an appropriate number to provide adequate incentive to the recipients of the grants, taking into account our overall compensation philosophy, the number of equity awards granted in prior years, management’s recommendation, and the remainder of the recipients’ compensation packages.

Health and welfare plans

Our current health and welfare benefit plans are open to all full-time employees.  Under each plan, the named executive officers receive either the same benefit as all other salaried employees or a benefit that is exactly proportional, as a percentage of salary, to the benefits that others receive.  For example, the amount of each individual’s Company-paid life insurance policy is based on his or her base salary.

Retirement plans

401(k)

Participation in our tax-qualified 401(k) plan is available to all of our full-time employees over the age of 21 with at least three months of service.  This plan allows our employees to save money for retirement in a tax-advantaged manner.  All of our named executive officers currently participate in this plan.  For each participant for fiscal 2012, we contributed 100% of the first 3% of salary that the participant contributed to the plan, and 50% of the next 2% contributed.  This is the level of matching contribution that the plan prescribes, and it has not been changed for several years.

Supplemental deferred compensation plan

We provided a supplemental deferred compensation plan during fiscal 2012 for Mr. Culp, III, Mr. Saxon, Mr. Culp, IV and Mr. Bowling.  Under this plan, we contribute an amount equal to 15% of Mr. Culp, III’s and Mr. Saxon’s base salary each year to their plan accounts.  For Mr. Culp, IV and Mr. Bowling, the Company contributed amounts equal to 7.5% and 10%, respectively, of their base salary for fiscal 2012 to their plan accounts.  The plan also allows participants to defer up to 75% of their respective base salaries and/or bonuses after meeting withholding tax requirements.

Perquisites

We provide only very limited perquisites.  During fiscal 2012, the only perquisite provided to most of our named executive officers was an automobile allowance.  We also pay dues to a business club in High Point for Mr. Culp, III, for purposes of meeting with customers and other business contacts.

Severance Protection Plan

We have maintained a severance protection plan for several years that covers certain of our officers, including all of our named executives except Mr. Gallagher.  The plan operates through written agreements we have with each officer.  Under each of these agreements, the officer will be entitled to receive payment from the Company in certain circumstances if the officer’s employment terminates in anticipation of, or within a particular time period following, a change of control of our Company.  The agreements are “double trigger” arrangements that only allow an executive to receive a change of control severance payment if he demonstrates an adverse change in his conditions of employment.

In each case, upon the officer’s termination the Company would pay the officer an amount that is approximately double his total compensation at the time of termination.  “Total compensation” means base salary plus the target annual incentive bonus for the fiscal year in which the termination occurs.  In addition, if the termination were to occur prior to the annual bonus payout for the prior fiscal year, the officer would be entitled to that bonus payment as well.

Each agreement also provides for an additional payment of one year’s total compensation to the officer in exchange for non-competition covenants.  For information about these covenants, the circumstances in which payments under the agreements would be triggered and the estimated amounts of the payments to our named executive officers, see “Potential Payments Upon Termination or Change of Control.”

Consideration of Shareholder Advisory Vote and Changes for Fiscal 2013

At the Company’s 2012 annual meeting of shareholders, 98.9% of the shares for which votes were cast voted to approve the compensation paid to our named executive officers.  The Compensation Committee viewed this as a strong endorsement of the Company’s compensation philosophy and the compensation paid to its executives, and determined that its approach to compensation for fiscal 2013 would remain generally consistent with the approach in fiscal 2012.  In addition, and consistent with prior disclosures about the lack of long term incentive compensation awards in recent years, the Committee evaluated long term incentive compensation plans and decided to make long term incentive award grants in early fiscal 2013, as described below.

In June 2012, the Compensation Committee took action to adjust the salaries of executive officers.  The salaries for the named executive officers were increased by three percent, in line with compensation adjustments for other officers and employees.

The annual incentive bonus plan has been renewed for fiscal 2013, again using economic value added (EVA) as the performance measurement.  EVA is calculated using operating income, before bonus payments and restructuring charges, if any, less a cost of capital charge for the appropriate reporting unit.  Consistent with the program in the prior year, maximum bonus awards are limited to two times a target bonus award, and annual incentive bonuses under the plan, if any, will be paid in cash.  Target EVA levels for each reporting unit have been established by the Compensation Committee, and target bonus levels for all named executive officers have been established, ranging  from 25% to 100% of annual salary (the same range as in the prior year).

In July 2012, the Compensation Committee took action to approve long term incentive equity award grants of an aggregate of 60,000 restricted stock units, with each unit consisting of the right to receive one share of the common stock of the Company based on attainment of certain performance targets, which could become two shares of stock if certain maximum performance targets are attained.  These units will vest in an amount that depends upon the aggregate operating income, excluding certain one-time or unusual items, of the Company, or the division that employs the award recipient, during our next three fiscal years, and may vest in an amount from zero to twice the number of units awarded, depending on the amount of operating income earned in the three year period.  The units will also vest in the target amounts for each award recipient upon a change in control or the termination of the recipient’s employment without cause or by reason of his death or disability.

The number of units and number of shares of common stock that would vest upon attainment of target operating income levels include a grant of 21,840 units (maximum level of 43,680 shares) to Mr. Saxon, a grant of 17,160 units (maximum level of 34,320 shares) to Mr. Culp, III, and a grant of 11,200 units (maximum level of 22,400 shares) to Mr. Culp, IV.  These awards are subject to a clawback feature providing that amounts earned pursuant to the awards be repaid to the Company if reported financial results are subject to a material negative restatement such that the amount earned or vested would have been lower using the restated financial results.  The grants were made pursuant to our 2007 Equity Incentive Plan and are subject to the terms of that plan.

Conclusion

Our Compensation Committee has considered each of the elements of the named executive officers’ compensation, as described above.  It also has considered the total amounts of current compensation, retirement compensation and potential compensation from equity awards and severance protection that these elements provide to the officers.  The Committee believes the amount of each compensatory element and the total amount of compensation for each named executive officer is reasonable and appropriate in light of the officer’s experience and individual performance contribution, and our recent operational and financial results.

COMPENSATION COMMITTEE REPORT

Our Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K.  Based on its review and discussion, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and in our Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

The foregoing report has been furnished by members of the Compensation Committee.

Kenneth R. Larson, Chairman
Patrick B. Flavin
Kenneth W. McAllister

SUMMARY COMPENSATION TABLE

The following table shows the compensation we paid for fiscal 2010, 2011 and 2012 to our named executive officers.

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total

		($)	($)	($)	($)	($)	($)	($)	($)

(a)	(b)	(c)	(d)	(e) (1)	(f) (1)	(g)	(h)	(i) (2)	(j)

Robert G. Culp, III	2012	282,562	--	--	--	263,423	7,465	71,428	624,878
Chairman	2011	270,833	--	--	--	203,238	5,447	66,355	545,873
	2010	250,000	--	--	--	400,000	4,347	27,081	681,428

Franklin N. Saxon	2012	359,625	--	--	--	335,265	16,550	68,087	779,527
President and Chief	2011	350,000	--	--	--	258,667	12,511	65,121	686,299
Executive Officer	2010	350,000	--	304,800	--	560,000	9,307	56,199	1,280,306

Robert G. Culp, IV	2012	238,333	--	--	--	317,960	1,200	30,650	588,143
President, Culp	2011	218,333	--	--	--	166,942	672	25,283	398,730
Home Fashions Division	2010	209,583	--	101,600	--	242,982	296	24,826	579,287

Kenneth R. Bowling	2012	184,166	--	--	--	60,218	1,471	26,316	272,171
Chief Financial	2011	175,000	--	--	--	56,583	883	24,069	256,535
Officer, Treasurer and Corporate Secretary	2010	175,000	--	--	--	122,500	568	17,525	315,593

Thomas B. Gallagher, Jr.	2012	131,250	--	--	--	30,653	67	7,314	169,284
Corporate	2011	128,000	--	--	--	29,562	56	7,997	165,615
Controller, Assistant Treasurer and Assistant Secretary	2010	128,000	--	--	--	64,000	47	6,731	198,778

(1)
These numbers reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for fiscal 2010 through fiscal 2012 for equity-based awards granted to each officer.  The awards therefore reflect the unrecognized compensation expense recorded in the Company’s financial statements, and do not reflect the actual value, if any, that may be received by executive officers for their awards.  For information about the relevant assumptions we made in calculating the expense, please see note 13 to the financial statements included in our fiscal 2012 Annual Report on Form 10-K.

(2)	The following table shows the components of “All Other Compensation.”

	401(k) plan match ($)	Amount paid for group life insurance (a) ($)	Contribution to non-qualified deferred compensation plan ($)	Perquisites (b)(c) ($)
Culp, III	10,162	1,200	42,281	17,785
Saxon	13,075	1,200	53,812	--
Culp, IV	11,700	1,200	17,750	--
Bowling	6,783	1,200	18,333	--
Gallagher	6,443	871	--	--

(a)   The amount paid for life insurance consists of premiums for group life insurance that is generally available to all salaried full-time employees.

(b)   Mr. Culp, III’s perquisites consisted of $16,500 for an auto allowance, and the remaining balance related to business club dues.

(c)   Perquisites for the other named executive officers were less than $10,000 per officer.

The stock award expense reflected in column (e) of the table is for restricted stock awards we granted in July 2009.

Column (h) shows the amount of interest earned during the fiscal year on the officer’s account balance under our deferred compensation plan that the Securities and Exchange Commission considers to be “above market.”   The Compensation Committee is responsible for setting this interest rate.  The current rate, which is the rate for 30-year treasury notes plus 2.5%, has been in place since fiscal 2003.  For more information about this plan, see “−Non-Qualified Deferred Compensation” below.

Grants of Plan-Based Awards

The following table provides information about the potential bonus amounts payable to named executive officers under the fiscal 2012 annual incentive plan.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards

		Level 1	Level 2
		($)	($)

(a)	(b)	(d)	(dd)

Robert G. Culp, III	N/A	283,250	566,500
Franklin N. Saxon	N/A	360,500	721,000
Robert G. Culp, IV	N/A	156,000	312,000
Kenneth R. Bowling	N/A	64,750	129,500
Thomas B. Gallagher, Jr.	N/A	32,960	65,920

Annual incentive plan bonus

The fiscal 2012 annual incentive plan was structured to provide potential bonus payments to the participants based upon an economic value added (EVA) performance measurement.  The plan provides for bonuses based upon the EVA of the entire Company in the case of all of the named executives except Mr. Culp, IV, and upon the EVA of the Culp Home Fashions (CHF) division for Mr. Culp, IV.

EVA is calculated under the incentive plan by determining the capital employed in the portion of the Company that employs the award recipient (the entire Company or the CHF division, in the case of the named executives), referred to herein as a “reporting unit”, and then multiplying the capital employed by a cost of capital (stated as a percentage) to determine the “capital charge” for each reporting unit.  The sum of operating income (prior to bonus payments) earned by a reporting unit for each month during the fiscal year in excess of the capital charge for the reporting unit for that month is deemed to be the economic value added, or EVA, produced by the reporting unit for the year.  To the extent that EVA is produced by a reporting unit in a fiscal year, a sharing percentage is used to determine the bonus pool for the award recipients from that reporting unit.  The bonus pool is divided among the recipients from the reporting unit in accordance with proportions established by the Compensation Committee, stated as a target bonus opportunity for each participant.  The committee also establishes a target amount of EVA for each reporting unit.  The sharing percentage for award recipients increases if the reporting unit achieves EVA above the target level.  The target bonus (known as Level 1) is paid to each participant if the relevant reporting unit reaches its target EVA, and additional EVA levels are established that would result in two times the target bonus (known as Level 2).

The bonus amounts paid under the fiscal 2012 annual incentive plan are reflected in the Summary Compensation Table in the “Non-Equity Incentive Compensation” column.  For our named executive officers who participated in the plan, the potential Level 1 and Level 2 bonus payments based on EVA levels are described in the “Grants of Plan-Based Awards” table above.

For the Corporate plan, based on average capital employed of $65,562,000 and a capital charge of 18.0%, the EVA target for the Company was $4,013,000, which would have required operating income (before bonus payments) of $15,104,000 for the Level 1 bonus.  The operating income level that would have been required for Level 2 bonuses was $16,591,000, with a Level 2 EVA target of $6,032,000.  The actual pre-bonus operating income achieved by the Company was $14,706,000, which resulted in an EVA calculation of $3,704,000 and bonuses for the named executives other than Mr. Culp, IV of 93% of their Level 1 bonus opportunities set forth in the “Grants of Plan-Based Awards” table.

The annual incentive bonus for Mr. Culp, IV was based on the same EVA performance measurement, but was determined by the financial performance of the CHF division only.  Based on average capital employed for that division of $53,357,000 and a capital charge of 18.0%, the EVA target for the CHF division was $5,344,000, which would have required operating income (before bonus payments) of $14,472,000 for the Level 1 bonus.  The operating income level that would have been required for the Level 2 bonus was $17,158,000, with a Level 2 EVA target of $8,030,000.  The actual pre-bonus operating income achieved by the CHF division was $15,761,000, which resulted in an EVA calculation of $7,783,000 and Mr. Culp, IV receiving a bonus of 191% of his Level 1 bonus opportunity set forth in the “Grants of Plan-Based Awards” table.

In addition to the incentive bonus under the regular plan based on EVA for the CHF division, we also paid bonus amounts totaling $20,000 to Mr. Culp, IV based on the CHF division achieving specified levels of improvement in inventory turns.  Mr. Culp, IV participates in a bonus arrangement that pays certain members of the CHF division’s management a quarterly bonus for improvements in division inventory management.  Under the plan, Mr. Culp, IV earns a bonus of $5,000 for each quarter that division inventory turns exceed turns in the same quarter of the prior year, $7,500 for any quarter in which inventory turns improve by 7.5%, and $10,000 for any quarter in which inventory turns improve by 15%.  Pursuant to this arrangement, Mr. Culp, IV received a bonus of $5,000 for the 1st quarter of fiscal 2012, $10,000 for the 3rd quarter of fiscal 2012, and $5,000 for the 4th quarter of fiscal 2012.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information about the equity awards our named executive officers held as of the end of fiscal 2012.

Name	Option Awards					Stock Awards
	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)

(a)		(b)	(c)	(e)	(f)	(g)	(h)

Robert G. Culp, III	6/25/2007 (1)	8,000	2,000	8.75	6/25/2017	--	--
Franklin N. Saxon	6/25/2007 (1)	40,000	10,000	8.75	6/25/2017	--	--
	1/7/2009 (2)	24,000	16,000	1.88	9/30/2018	--	--
	1/7/2009 (3)	--	--	--	--	60,000	112,800
	7/1/2009 (4)	--	--	--	--	60,000	304,800
Robert G. Culp, IV	6/25/2007 (1)	6,000	1,500	8.75	6/25/2017	--	--
	6/17/2008 (2)	9,000	6,000	7.08	6/16/2018	--	--
	1/7/2009 (3)	--	--	--	--	15,000	28,200
	7/1/2009 (4)	--	--	--	--	20,000	101,600
Kenneth R. Bowling	6/25/2007 (1)	6,000	1,500	8.75	6/25/2017	--	--
	6/17/2008 (2)	2,500	4,000	7.08	6/16/2018	--	--
	1/7/2009 (3)	--	--	--	--	10,000	18,800
Thomas B. Gallagher, Jr.	6/25/2007 (1)	600	600	8.75	6/25/2017	--	--

(1)           The options in this grant vest in five equal installments on the first five anniversaries of the grant date.  As of the end of fiscal 2012, four-fifths of the options had vested.

(2)           The options in this grant vest in five equal installments on the first five anniversaries of the grant date.  As of the end of fiscal 2012, three-fifths of the options had vested.

(3)           The restricted stock awards in this grant vest in three equal annual installments beginning on May 1, 2012.

(4)           The restricted stock awards in this grant vest in three equal annual installments beginning on July 1, 2012.

Option Exercises and Stock Vested

The following table provides information about stock options exercised and common stock acquired on vesting by the named executive officers in fiscal 2012.

Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
(a)	(b)	(c)

Robert G. Culp, III	30,000	134,700
Franklin N. Saxon	--	--
Robert G. Culp, IV	--	--
Kenneth R. Bowling	3,500	12,439
Thomas B. Gallagher, Jr.	--	--

Nonqualified Deferred Compensation

We maintain a nonqualified deferred compensation plan for certain management employees.  The following table provides information about amounts we contributed to the named executive officers’ plan accounts in fiscal 2012, voluntary contributions to the plan by those executive officers, and the executive officers’ earnings under the plan.  The last column shows each executive officer’s total account balance as of the end of fiscal 2012.

Name (a)	Executive Contributions in Last FY ($) (b)	Registrant Contributions in Last FY ($) (c)(1)	Aggregate Earnings in Last FY ($) (d)(2)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)

Robert G. Culp, III	--	42,281	19,864	--	363,141
Franklin N. Saxon	12,000	53,812	44,099	--	789,789
Robert G. Culp, IV	--	17,750	3,170	--	64,458
Kenneth R. Bowling	--	18,333	3,891	--	77,044
Thomas B. Gallagher, Jr.	--	--	180	--	3,063

(1)           All amounts in this column are included in column (i), “All Other Compensation,” of the Summary Compensation Table on page 23.

(2)           Of the amounts reported in this column, the following amounts are reported as above-market earnings on deferred compensation in column (h), “Change in Pension Value and Nonqualified Deferred Compensation Earnings,” of the Summary Compensation Table:  Mr. Culp, III - $7,465; Mr. Saxon – $16,550; Mr. Culp, IV – $1,200; Mr. Bowling – $7,471; and Mr. Gallagher - $67.

Under the plan, each participant may elect to defer up to 75% of his annual salary or bonus into his plan account.  In addition, we have the ability to make Company contributions in any amount to any participant’s account.  We have agreed with Mr. Saxon and Mr. Culp, III to contribute an amount equal to 15% of their annual salaries to their plan accounts each year.  Additionally, Mr. Culp, IV and Mr. Bowling received Company contributions equal to 7.5% and 10%, respectively, of their annual salaries for fiscal 2012.   We have also agreed to pay the officer’s share of social security taxes on the amount of our contributions.  Aside from the aforementioned contributions, we did not make Company contributions to the account of any plan participant in fiscal 2012.

Our Compensation Committee sets the rate of interest for plan accounts.  The current rate, set in fiscal 2003, is equal to the rate for 30-year treasury notes plus 2.5%.  We currently compound interest on a monthly basis.

In general, if a participant’s employment terminates for any reason other than death, he will receive his account balance in a lump sum payment within 30 days after termination.  However, certain participants who are officers or shareholders of our Company, including the five named executive officers listed above, must wait six months after termination before receiving a distribution from the plan.

If a participant dies, we will pay his account balance to his beneficiary in a single lump sum within 30 days.

A participant may request to receive an early distribution of all or a portion of his account balance if he suffers a financial hardship involving unexpected and unforeseeable emergency medical expenses that are beyond the participant’s control.  A committee consisting of the chief executive officer, the chief financial officer and the head human resources officer has sole discretion to grant or deny such requests.

In addition, we have the right to terminate the plan at any time and distribute all account balances.  If we choose to do this, we must make the distributions between the date that is 12 months after we have completed all action necessary to terminate the plan and the date that is 24 months after the termination.

Because this is a nonqualified plan, benefits are unsecured.  This means that a participant’s claim for benefits is no greater than the claim of a general creditor.

Potential Payments Upon Termination or Change of Control

During fiscal 2012, the Company was party to change of control and non-competition agreements with Mr. Culp, III, Mr. Saxon, Mr. Culp, IV and Mr. Bowling.

The purpose of these agreements is to encourage the officers to carry out their duties in the event of a possible change in the control of our Company.  The agreements are not ordinary employment agreements.  Unless there is a change of control (as defined in the agreements), they do not provide any assurance of continued employment, or any severance.  Each agreement has a rolling three-year term.

Under these agreements, any of the following events would be a “change of control”:

●	any person, entity or group acquiring, directly or indirectly, 35% or more of our common voting stock (subject to certain exceptions);

●
a merger or consolidation involving us and another entity, if we are not the surviving entity and after the merger or consolidation the holders of 35% or more of the voting stock of the surviving corporation were not holders of our voting stock immediately before the transaction;

●	our liquidation or dissolution, or a sale or transfer of substantially all of our assets; or

●	a change in the majority of our directors that our directors have not approved.

Each agreement provides for payment to the officer in connection with a change of control if any of the following triggering events were to occur:

(1)	the officer is terminated in anticipation of the change of control,

(2)	the officer is terminated within three years after the change of control for any reason other than death, disability or for cause, or

(3)	the officer terminates his employment during that three-year period following the change of control because we (or our survivor) change his employment conditions in a negative and material way.

Following a triggering event, the officer would be entitled to payment in the amount of 1.99 times his total compensation.  “Total compensation” means base salary plus the target annual incentive bonus for the fiscal year in which the termination occurs.  In addition, if the termination were to occur prior to the annual bonus payout for the prior fiscal year, the officer would be entitled to that bonus payment as well.  However, any compensation that would constitute a parachute payment under Section 280G of the federal tax code would be reduced to the extent necessary to avoid a federal excise tax on the officer or the loss of our federal income tax deduction.

Each agreement currently allows the officer to choose whether to receive his change of control payment in a single lump sum or in equal monthly installments over the thirty-six month period following termination.

The agreements also provide for an additional payment of one year’s total compensation to each officer in exchange for non-competition covenants by the officer that take effect only if the officer’s employment terminates following a change of control.  Under these covenants, each officer has agreed not to compete with us or solicit our customers or employees for 12 months following termination.  The officer would receive the non-competition payment in 12 equal monthly installments beginning on the date of termination.

In addition, the agreements require us to reimburse the officers for any fees and expenses incurred in connection with any claim or controversy arising out of or relating to the agreements.

The following table estimates the total amounts we would owe Mr. Culp, III, Mr. Saxon, Mr. Culp, IV and Mr. Bowling under these agreements if there had been a change of control (and all agreements had been in effect at that time), and the officers had been terminated, on April 29, 2012, the last day of fiscal 2012.

Estimated Payments under Change of Control and Non-competition Agreements

Name	Change of Control Payment ($)	Non-Competition Payment ($)	Total Payment ($)
Mr. Culp, III	1,087,879	546,673	1,634,552
Mr. Saxon	1,384,572	695,765	2,080,337
Mr. Culp, IV	1,070,540	537,960	1,608,500
Mr. Bowling	487,984	245,218	733,202

COMPENSATION OF DIRECTORS

Directors who are also employees of the Company do not receive additional compensation for service as directors. For fiscal 2012, we paid our non-employee directors the following compensation:

●	an annual retainer of $45,000 for the lead director and $40,000 for the other non-employee directors

●
a grant under our 2007 equity incentive plan of an aggregate 3,075 shares of common stock, which vested immediately and were measured at a fair market value of $8.45 per share (which represents the closing price of our common stock at the date of grant)

The following table shows the total compensation earned by our non-employee directors in fiscal 2012 for their service on our board.

Name (a)	Fees Earned ($) (b)	Stock Awards ($) (c) (1)	Option Awards ($) (d) (2)	Total ($) (h)

Patrick B. Flavin	40,000	8,661	--	48,661
Kenneth R. Larson	40,000	8,661	--	48,661
Kenneth W. McAllister	45,000	8,661	--	53,661

(1)	The amounts reflected in this column are the grant date fair market value of the fully vested common stock awarded.

(2)	As of the end of fiscal 2012, our non-employee directors held the following options to purchase our common stock that are immediately exercisable:

Director	Number of Options
Patrick B. Flavin	5,750
Kenneth R. Larson	2,000
Kenneth W. McAllister	7,625

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee, all of whom are non-employee directors and independent directors, are Mr. Larson (Chairman), Mr. Flavin, and Mr. McAllister.  None of our executive officers serves as a director or member of the compensation committee of another entity, one of whose executive officers serves on our Board or Compensation Committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

All transactions between the Company and related parties are reviewed and approved by our Audit Committee, which is made up entirely of independent directors.  We collect information about related party transactions from our officers and directors through annual questionnaires distributed to officers and directors.  Each director and officer agrees to abide by our Code of Business Conduct and Ethics, which provides that officers and directors should avoid conflicts of interest and that any transaction or situation that could involve a conflict of interest between the Company and the officer or director must be reported to the Audit Committee and is subject to approval by the Audit Committee if and when appropriate.  The Code of Business Conduct and Ethics identifies a non-exclusive list of situations that may present a conflict of interest, including significant dealings with a competitor, customer or supplier, similar dealings by an immediate family member, personal investments in entities that do business with the Company, and gifts and gratuities that influence a person’s business decisions, as well as other transactions between an individual and the Company.  The Audit Committee’s charter provides that the Audit Committee will review, investigate and monitor matters pertaining to the integrity or independence of the Board, including related party transactions.  The Audit Committee reviews and makes determinations about related party transactions or other conflicts of interest as they arise, and in addition the Audit Committee conducts an annual review of all related party transactions early in each fiscal year, after director and officer questionnaires have been received from management and the Board.  Policies requiring review and approval of any transaction or arrangement with a director or executive officer that may present a conflict of interest are set forth in the Code of Business Conduct and Ethics, which states that such transactions will only be approved when the Audit Committee finds that the transaction is in the best interests of the Company even though it presents or appears to present a conflict of interest.  The Company is not aware of any such transaction with any shareholder owning more than five percent of our stock who is not a director or officer, but any such transaction would be reviewed using the same guidelines as for officers and directors.  The transaction described below was reviewed and approved by the Audit Committee using the Company’s policies and procedures described herein.

Lease Transactions.  During fiscal 2012, the Company leased an industrial facility from a partnership owned by Robert G. Culp, III, Chairman of the Board of Directors, and his spouse.  The lease was assumed by the Company in connection with its August 2008 acquisition of the knitted mattress fabrics operation of Bodet & Horst USA, LP, as the leased facility contained the fabric manufacturing operations of Bodet & Horst.   The facility contains approximately 63,522 square feet of floor space and is located in High Point, North Carolina.  The term of the lease was through June 30, 2010, with one three-year renewal option that may be exercised by the Company.  The Company and the lessor are currently negotiating a renewal of this lease and lease payments are being made on a monthly basis until the lease is finalized.  Base rent for the leased facility during fiscal 2012 was $12,704 per month.  The lessor is generally responsible for maintenance only of roof and structural portions of the leased facility.  The industrial facility is leased on a “triple net” basis, with the Company responsible for payment of all property taxes, insurance premiums and maintenance, other than structural maintenance.  The Company believes that at the time the lease and any previous lease renewals were executed, the terms of this lease were no less favorable to the tenant than could have been obtained in arm’s length transactions with unaffiliated persons.  The total amount of rent paid by the Company under this related party lease during fiscal 2012 was approximately $152,000.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, its executive officers, any persons who hold more than ten percent of the Company’s common stock and certain trusts (collectively, “insiders”) to report their holdings of and transactions in the Company’s common stock to the Securities and Exchange Commission (the “SEC”).  Specific due dates for these reports have been established, and the Company is required to disclose in this proxy statement any late filings and any failures to file that have occurred since May 1, 2011.  Insiders must file three types of ownership reports with the SEC: initial ownership reports, change-in-ownership reports and year-end reports.  Under the SEC’s rules, insiders must furnish the Company with copies of all Section 16(a) reports that they file.  Based solely on a review of copies of these reports and on written representations the Company has received, the Company believes that since May 1, 2011, its insiders have complied with all applicable Section 16(a) reporting requirements.

AUDIT COMMITTEE REPORT

The Audit Committee operates under a written charter adopted by the Board of Directors, a copy of which is available on the Company’s website at www.culp.com under the “Investor Relations/Governance” section.  The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing the Company’s financial reports and information, systems of internal controls, and accounting, auditing and financial reporting processes.  The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent auditors and must pre-approve all services provided by the independent auditors.  Both the independent auditors and the Company’s internal auditor report directly to and meet with the Audit Committee.

Management has the primary responsibility for financial statements and the reporting process.  The Company’s firm of independent auditors, which for fiscal year 2012 was Grant Thornton LLP, is responsible for expressing an opinion on the conformity of the Company’s audited financial statements with U.S. generally accepted accounting principles.  The Audit Committee has reviewed and discussed with management and Grant Thornton the audited financial statements as of and for the year ended April 29, 2012.  The Audit Committee has also discussed with Grant Thornton the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380)), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the Audit Committee has received from Grant Thornton the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with Grant Thornton its independence from the Company and its management.  The Audit Committee also has considered whether Grant Thornton’s provision of non-audit services to the Company is compatible with the concept of auditor independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended April 29, 2012 for filing with the Securities and Exchange Commission.

The foregoing report has been furnished by members of the Audit Committee.

Patrick B. Flavin, Chairman
Kenneth R. Larson
Kenneth W. McAllister

FEES PAID TO INDEPENDENT AUDITORS

The following table sets forth the fees billed to the Company by Grant Thornton LLP for services in fiscal 2012 and fiscal 2011.

	Fiscal 2012	Fiscal 2011
Audit Fees	$380,550	$366,785
Audit-Related Fees	--	--
Tax Fees (1)	--	10,363
All Other Fees (2)	5,800	--
Total	$386,350	$377,148

(1)	Tax fees for 2011 is for services rendered in connection with domestic and foreign tax compliance and advisory services.

(2)	All other fees consists of fees for audit services required for compliance with the procedures imposed by a job creation grant with the Quebec government.

The Audit Committee’s policy is to approve in advance all audit fees and terms and all non-audit services provided by the independent auditors.  Under the policy, and in accordance with the Sarbanes-Oxley Act of 2002, any member of the Audit Committee who is an independent member of the Board of Directors may approve proposed non-audit services that arise between committee meetings, provided that the decision to pre-approve the service is presented at the next scheduled committee meeting.  The Audit Committee pre-approved 100% of the services provided by Grant Thornton during fiscal 2012.

PROPOSAL 2:  RATIFICATION OF INDEPENDENT AUDITORS

The Audit Committee of the Board is responsible for the appointment, compensation and retention of our independent auditors.  Grant Thornton LLP served as the independent auditors for the Company for fiscal year 2012.  The Board of Directors recommends that the shareholders ratify the appointment of Grant Thornton LLP to serve as the independent auditors for the Company for fiscal year 2013.  If the shareholders do not ratify this appointment, the Audit Committee will consider other independent auditors.

Grant Thornton LLP has served as the independent auditor for the Company since 2007.  Representatives of Grant Thornton LLP are expected to attend the Annual Meeting and will have the opportunity to make any statements they consider appropriate and to respond to shareholders’ questions.

The Board of Directors recommends a vote “FOR” the proposal to ratify the selection of Grant Thornton LLP as independent auditors for fiscal year 2013.

PROPOSAL 3:  ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and Section 14A of the Securities Exchange Act of 1934 require that shareholders vote on an advisory resolution approving the compensation policies and procedures for the Company’s named executive officers.  A list of named executive officers is provided in the “Summary Compensation Table” on page 23.  This advisory vote, commonly referred to as a Say on Pay vote, is non-binding.

As outlined in the Compensation Discussion and Analysis beginning on page 14, the primary purpose of the Company’s executive compensation program is to support the corporate business goals of increasing earnings, return on capital and shareholder value. To that end, the compensation program focuses on four secondary objectives:

●	Embracing a pay for results philosophy. Total pay will be directly aligned with Company performance success through the use of management incentives;

●	Attracting and retaining management with the skills to lead the Company successfully;

●	Fairly compensating management for their service to the Company, which helps to retain and motivate them; and

●	Aligning long-term interests of management with those of shareholders.

In support of these secondary objectives, the Compensation Committee, which is comprised exclusively of independent directors, provides compensation for our executive officers, including named executive officers, that represents conservative salaries coupled with challenging performance metrics and variable incentives.  As such, our executive compensation program is sensitive to the following factors:

(1)	The compensation paid to executive officers at comparable companies, but accomplished through lower salaries and higher incentive opportunities;

(2)	Each individual officer’s assessed performance contribution to the Company; and

(3)	The Company’s financial results compared to challenging performance targets.

Relying on these three factors, the Compensation Committee has developed a compensation program that includes a mixture of fixed and performance-based compensation.  Fixed compensation reflects executives’ performance and contribution to the Company as well as base salaries of executives at comparable companies.  Performance-based compensation includes both annual bonuses tied to achievement of pre-established, short-term financial goals and equity awards designed to align executives’ long-term interests with those of shareholders.  The Company encourages shareholders to read the Executive Compensation section of this proxy statement for additional information on compensation policies and procedures.  This material is found on pages 14 to 29.

In addition, our corporate culture and compensation philosophy calls for rewarding successful results, rather than effort, through performance-based and variable incentives.  Our compensation program is intended to support the following:

●	A balanced time perspective as relates to the long-term and the short-term;

●	Being more team oriented than individual accountability oriented;

●	Continuing to be a market leader in terms of product innovation within our industry;

●	Prudent/calculated risk taking;

●	A planned and disciplined approach to managing the business;

●	Decision making that is decentralized as pertains to sales, marketing and operations, and centralized as pertains to strategic matters;

●	Progressing as a professionally managed company without losing our entrepreneurial spirit;

●	Maintaining a strong focus on growth, return on capital and shareholder returns;

●	Being more externally competitive than internally equitable with respect to compensation; and

●	Viewing compensation expenditures as an investment rather than just a cost.

Because the Board of Directors and the Compensation Committee believe these compensation policies, procedures and our corporate culture and compensation philosophy advance the Company’s short- and long-term interests, the Board recommends an advisory vote “for” the following resolution:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Securities and Exchange Commission Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative disclosures in this proxy statement.”

While this vote is not binding on the Board of Directors, the Compensation Committee will consider the vote results when making future executive compensation decisions.

The Board of Directors recommends a vote “FOR” the advisory resolution approving the Company’s executive compensation.

SHAREHOLDER PROPOSALS FOR 2013 MEETING

Shareholders may submit proposals appropriate for shareholder action at the Company’s Annual Meeting consistent with the regulations of the Securities and Exchange Commission and the Company’s bylaws.  For shareholder proposals, including nominations for director, to be considered for inclusion in the proxy statement for the 2012 Annual Meeting, the Company must receive such proposals no later than April 22, 2013.  The inclusion of any proposal will be subject to applicable rules of the Securities and Exchange Commission.  In addition, the Company’s bylaws establish an advance notice requirement for any proposals by shareholders, including nominations for director, to be considered at the Annual Meeting.  In general, written notice must be received by the Company’s Secretary not less than 60 days nor more than 90 days prior to the Annual Meeting, and must contain information specified in the bylaws concerning the matter to be brought before such meeting and concerning the shareholder proposing such a matter and, in the case of nominations for director, setting forth certain biographical and other information about the persons nominated (see also “Director Nomination Process” on page 11).  Accordingly, to be considered at the 2013 Annual Meeting, proposals must be received by the Company’s Secretary no earlier than June 19, 2013 and no later than July 19, 2013.  Shareholder proposals should be directed to Culp, Inc., Attention: Corporate Secretary, 1823 Eastchester Drive, Post Office Box 2686, High Point, North Carolina 27261.

DELIVERY OF ADDITIONAL COPIES OF PROXY STATEMENTS

As permitted by the Securities Exchange Act of 1934, as amended, only one copy of the proxy statement and Annual Report is being delivered to shareholders residing at the same address, unless such shareholders have notified the Company of their desire to receive multiple copies of the proxy statement.  The Company will promptly deliver, upon oral or written request, a separate copy of the proxy statement and Annual Report to any shareholder residing at an address to which only one copy was mailed.  Requests for additional copies and/or requests for multiple copies of the proxy statement and Annual Report in the future should be directed to Culp Inc., Attn. Kenneth R. Bowling, 1823 Eastchester Drive, Post Office Box 2686, High Point, North Carolina 27261-2686, or by calling (336) 889-5161 and asking to speak to Mr. Bowling.

Shareholders residing at the same address and currently receiving multiple copies of the proxy statement and Annual Report may contact the Company as noted above to request that only a single copy of the proxy statement and Annual Report be mailed in the future.

OTHER MATTERS

The Company’s management is not aware of any matter that may be presented for action at the Annual Meeting other than the matters set forth herein.  Should any matters requiring a vote of the shareholders arise, it is intended that the accompanying proxy will be voted in respect thereof in accordance with the best judgment of the person or persons named in the proxy, discretionary authority to do so being included in the proxy.

By Order of the Board of Directors,

FRANKLIN N. SAXON
President & Chief Executive Officer

THE COMPANY WILL FURNISH WITHOUT CHARGE TO EACH PERSON WHOSE PROXY IS SOLICITED, AND TO EACH PERSON REPRESENTING THAT AS OF THE RECORD DATE FOR THE ANNUAL MEETING HE OR SHE WAS A BENEFICIAL OWNER OF SHARES OF THE COMPANY, ON WRITTEN REQUEST, A COPY OF THE COMPANY’S 2012 ANNUAL REPORT ON FORM 10-K TO THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE CONSOLIDATED FINANCIAL STATEMENTS AND SCHEDULES THERETO.  SUCH WRITTEN REQUEST SHOULD BE DIRECTED TO CULP, INC., ATTENTION:  KENNETH R. BOWLING, CORPORATE SECRETARY, 1823 EASTCHESTER DRIVE, P. O. BOX 2686, HIGH POINT, NORTH CAROLINA 27261.

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

CULP

Proxy — Culp, Inc.

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Robert G. Culp, III, Kenneth R. Bowling and Franklin N. Saxon, and each of them, attorneys and proxies with full power of substitution, to act and vote as designated below the shares of common stock of Culp, Inc. held of record by the undersigned on July 17, 2012, at the Annual Meeting of Shareholders to be held on September 18, 2012, or any adjournment or adjournments thereof.

This proxy will be voted as directed herein. If no direction is made, this proxy will be voted for the nominees listed in proposal 1, and for proposals 2 and 3. If, at or before the time of the meeting, any of the nominees listed on the reverse side has become unavailable for any reason, the proxies have the discretion to vote for a substitute nominee or nominees.

PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

CULP

IMPORTANT ANNUAL MEETING INFORMATION

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR the listed nominees, and FOR Proposals 2 and 3.

1. Election of Directors:

	For	Withhold		For	Withhold		For	Withhold
01 - Robert G. Culp, III	☐	☐	02 - Patrick B. Flavin	☐	☐	03 - Kenneth R. Larson	☐	☐
04 - Kenneth W. McAllister	☐	☐	05 - Franklin N. Saxon	☐	☐			

+

	For	Against	Abstain
2. PROPOSAL to ratify the appointment of Grant Thornton LLP as the Company's independent auditors for fiscal 2013.	☐	☐	☐
3. Say on Pay - An advisory vote on executive compensation.	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Be sure to date and sign this Proxy. (Please sign exactly as name appears on this card. If signing as attorney, administrator, executor, guardian, or trustee, please give such title. If signing on behalf of a corporation, please give name and title of authorized officer signing.)

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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1 U P X   C F I 1 +

01I33B

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